DATA

The Data Pages consist of Parts A and B and are part of the Contract. Definitions set forth in the Contract apply to capitalized terms used in the Data Pages. The benefits described in the Data Pages are subject to all the terms and conditions in the Contract, except as modified below.

PART A — This part lists your personal data.

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]

Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

Beneficiary:	[JANE DOE]

Contract Number:	[202312345]

Endorsements Attached:

[Market Segment Endorsements]

[Endorsement Applicable to TSA Contracts]

[Investment Options Endorsements]

[Endorsement Applicable to Guaranteed Interest Special Dollar Cost Averaging]

[Endorsement Applicable to the Asset Allocation Program]

[MSCI Disclosure Document]

[Rider Attached]

[Structured Investment Option Rider]

[Annual Lock Segment Option Rider]

Issue Date:	[January 1, 2022]

Contract Date:	[January 1, 2022]

Contract Maturity Date:	[January 1, 2043]

The Contract Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant’s [95th] birthday (see Section 7.02). The Contract Maturity Date is based on the Annuitant’s date of birth and will not change under the Contract except as described in Section 7.02.

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PART B — This part describes certain provisions of the Contract.

[Applicable if the Special Dollar Cost Averaging program is available]

Special Dollar Cost Averaging Rate

Three Month Period: [3.00%]

Six Month Period: [3.00%]

Twelve Month Period: [3.00%]

Guaranteed Interest Option:

Initial Guaranteed Interest Rate: [3.00%]

Annual Guaranteed Interest Rate: [3.00%]

Lifetime Minimum Guaranteed Interest Rate: [3.00%]

Contribution Limits:     Initial Contribution minimum: [$20.00]

Subsequent Contribution minimum: [$20.00].

We may refuse to accept any Contribution if the sum of all Contributions under all “EQUI-VEST Series” Contract/Certificate with the same Annuitant or Owner would then total more than [$1,500,000].

We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable annuity accumulation Contracts/Certificates of which you are Owner or under which you are the Annuitant would total [$2,500,000.]

Investment Options available. Your initial allocation is shown.

[The Structured Investment Option (SIO) text will appear when the SIO Rider is available.]

Structured Investment Option

Segment Type	Segment Duration	Segment Buffer	Allocation Percentage
[S&P 500 Price Return Index Standard	1 Year	-10%	50%
Russell 2000 Price Return Index Standard	1 Year	-10%	0%
MSCI EAFE Price Return Index Standard	1 Year	-10%	0%
NASDAQ 100 Standard	1 Year	-10%	0%
MSCI Emerging Markets Standard	1 Year	-10%	0%

S&P 500 Price Return Index Standard	6 Year	-10%	0%
S&P 500 Price Return Index Standard	6 Year	-20%	0%
S&P 500 Price Return Index Standard	6 Year	-30%	0%
Russell 2000 Price Return Index Standard	6 Year	-10%	0%
Russell 2000 Price Return Index Standard	6 Year	-20%	0%
Russell 2000 Price Return Index Standard	6 Year	-30%	0%
MSCI EAFE Price Return Index Standard	6 Year	-10%	0%
MSCI EAFE Price Return Index Standard	6 Year	-20%	0%
MSCI EAFE Price Return Index Standard	6 Year	-30%	0%

S&P 500 Annual Lock	6 Year	-10%	0%
Russell 2000 Annual Lock	6 Year	-10%	0%
MSCI EAFE Annual Lock	6 Year	-10%	0%]

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The Structured Investment Option shown above is an Investment Option of our Separate Account No. [69A].

Variable Investment Options:
[1290 VT Convertible Securities
1290 VT GAMCO Small Company Value
1290 VT Natural Resources
1290 VT Real Estate
1290 VT SmartBeta Equity ESG
1290 VT Socially Responsible ESG
AB VPS Growth and Income
American Funds Insurance Series Bond Fund of America
American Funds IS Asset Allocation
EQ/2000 Managed Volatility
EQ/400 Managed Volatility
EQ/500 Managed Volatility
EQ/AB Small Cap Growth
EQ/AB Sustainable U.S. Thematic
EQ/Aggressive Allocation
EQ/Aggressive Growth Strategy
EQ/American Century Mid Cap Value
EQ/Common Stock Index
EQ/Conservative Allocation
EQ/Conservative-Plus Allocation
EQ/Core Bond Index
EQ/Core Plus Bond
EQ/Equity 500 Index
EQ/Fidelity Institutional AM Large Cap
EQ/Franklin Rising Dividends
EQ/Franklin Small Cap Value Managed Volatility
EQ/Goldman Sachs Mid Cap Value
EQ/Growth Strategy
EQ/Intermediate Government Bond Fund
EQ/International Equity Index
EQ/International Managed Volatility
EQ/Janus Enterprise
EQ/JPMorgan Value Opportunities
EQ/Large Cap Core Managed Volatility
EQ/Large Cap Growth Index
EQ/Large Cap Growth Managed Volatility
EQ/Large Cap Value Index
EQ/Large Cap Value Managed Volatility
EQ/Long-Term Bond
EQ/MFS International Growth
EQ/MFS International Intrinsic Value
EQ/MFS Mid Cap Focused Growth
EQ/MFS Technology
EQ/MFS Utilities
EQ/Mid Cap Index
EQ/Mid Cap Value Managed Volatility
EQ/Moderate Allocation

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EQ/Moderate-Plus Allocation
EQ/Money Market
EQ/Morgan Stanley Small Cap Growth
EQ/PIMCO Total Return ESG
EQ/Small Company Index
EQ/T. Rowe Price Growth Stock
EQ/T. Rowe Price Health Sciences
EQ/Ultra Conservative Strategy
EQ/Value Equity
Fidelity VIP Equity-Income
Fidelity VIP Freedom 2025 SC2
Fidelity VIP Freedom 2030 SC2
Fidelity VIP Freedom 2035 SC2
Fidelity VIP Freedom 2040 SC2
Fidelity VIP Freedom 2045 SC2
Fidelity VIP Freedom 2050 SC2
Fidelity VIP Freedom 2055 SC2
Fidelity VIP Freedom 2060 SC2
Fidelity VIP Freedom 2065 SC2
Fidelity VIP Investment Grade Bond
Janus Henderson Balanced
MFS Massachusetts Investors Growth Stock
MFS VIT Value
Multimanager Aggressive Equity
Principal Equity Income]

General Account Fund

Guaranteed Interest Option		0%

	Total:	[100	%]

The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [AA].

Allocations must be in whole numbers and must total 100%. The maximum number of Variable Investment Options that may be active under the Contract at any given time is [60]. You may not allocate amounts to more than [60] Variable Investment Options at any one time. [If you have Structured Investment Option allocations, the rules applicable to the maximum number of Investment Options are described in Section 3A.01 of the Structured Investment Option Rider.]

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and the remaining amounts will be transferred to the [EQ/Money Market Variable Investment Option]. We will notify you if this maximum number changes. Any such change will not affect the Segments in which you currently invest.

Guaranteed Interest Option

[No more than [25%] of each Contribution may be allocated or transferred to the Guaranteed Interest Option]. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

Transfer Rules (see Section 4.02):

[Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.]

We reserve the right to:

a)	[limit transfers among or to the Variable Investment Options to no more than once every 30 days,

b)	require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,

c)	establish a maximum dollar amount that may be transferred by an owner on any transaction date among Variable Investment Options,

d)	reject transfer requests from a person acting on behalf of multiple contract/certificate owners unless pursuant to a trading authorization agreement that we have accepted.

e)

restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,

f)

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.]

[This text will only appear when the SIO Rider is available.]

[Transfer Rules applicable to the Structured Investment Option are shown in the Structured Investment Option Rider.]

[The maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Contract Year is the greatest of:

(a)	[25%] of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year; or,

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(b)	the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Investment Options in the prior Contract Year; or

(c)	[25%] of the total of all amounts transferred or allocated into the Guaranteed Interest Option during that Contract Year].

[Transfers into the Guaranteed Interest Option are not permitted if the requested transfer would result in more than [25%] of the Annuity Account Value being allocated to the Guaranteed Interest Option, based on the Annuity Account Value of the previous business day. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions unless we have previously specified that date when we notified you of the liberalization.]

Minimum Transfer Amount (see Section 4.02)

The minimum transfer amount is [$300] or if less the Annuity Account Value.

Minimum Withdrawal Amount (see Section 5.01):

The amount of the withdrawal plus any Withdrawal Charge that may apply will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options and the Guaranteed Interest Option unless you provide withdrawal instructions indicating from which Investment Options the Withdrawal and any Withdrawal Charge will be taken. The minimum withdrawal amount is [$300].

If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Special Dollar Cost Averaging when elected. If any required additional amount is withdrawn from the Account for Special Dollar Cost Averaging it will end the Special Dollar Cost Averaging Program.

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract.

Minimum Amount of Annuity Account Value (see Section 5.01)

If a withdrawal is made that would result in a Cash Value of less than [$500], we will advise you and we have the right to pay you such value. In that case, the Contract will terminate.

The Contract (including Endorsements and Riders) will also terminate if there is no Annuity Account Value.

Normal Form of Annuity (see Section 7.04):

Life Annuity 10 Year Period Certain on a unisex basis which cannot extend beyond the owner’s life expectancy.

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[For annuity commencement date ages 80 and greater the “period certain” is as follows]

Annuitization Age	Length of Period Certain
[Up to age 80	10
81	9
82	9
83	8
84	8
85	7
86	7
87	6
88	6
89	5
90	5
91	5
92	5
93	4
94	4
95	4

Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex (see Section 7.06):

[6%] per year.

Minimum Amount to be Applied to an Annuity (see Section 7.06):

[$2,000], as well as minimum of [$20] for initial monthly annuity payment.

Withdrawal Charges (see Section 8.01):

[6%] of the amount withdrawn based on Contributions made during the current and four prior Contract Years and ends after the completion of [12] Contract Years.

Free Withdrawal Amount (see Section 8.01):

[10%] of the Annuity Account Value as of the date of the withdrawal, minus any prior withdrawals taken during that Contract Year. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge.

Although Required Minimum Distribution automatic withdrawals are not subject to withdrawal charges, they are taken into account for determining whether subsequent withdrawals exceed the Free Withdrawal Amount.

The Free Withdrawal Amount is taken into account when calculating the amount of withdrawal upon a Contract surrender.

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Withdrawal Charge Waivers (see Section 8.01):

No Withdrawal Charge will apply in these events:

1.	[the Annuitant dies and the Death Benefit is payable;

2.	the Annuitant attains the age of 59 1/2 and has completed five Contract Years;

3.	the Annuitant has completed five Contract Years, is at least age 55, and has separated from service;

4.	the Annuitant requests a refund of an excess contribution within one month;

5.	a withdrawal is made through our required minimum distribution automatic withdrawal option to satisfy minimum distribution requirements;

6.	a withdrawal qualifies as a hardship withdrawal;

7.	a withdrawal request to deduct amounts to purchase service credits for a pension plan;

8.	the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity;

9.	the Annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or

10.	we receive proof satisfactory to us that the Annuitant’s life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or

11.

the Annuitant has been confined to a nursing home for more than a 90 day-period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:

•	its main function is to provide skilled, intermediate or custodial nursing care;

•	it provides continuous room and board to three or more persons;

•	it is supervised by a registered nurse or practical nurse;

•	it keeps daily medical records of each patient;

•	it controls and records all medications dispensed; and

•	its primary service is other than to provide housing for residents.

12.	after five Contract Years, the Annuitant is at least age 55 and the amount withdrawn is used to purchase a period certain annuity that extends beyond the Annuitant’s age of 59 1/2;

13.	after three Contract Years and the amount withdrawn is used to purchase a period certain for at least 10 years;

14.	the amount withdrawn is applied to the election of a period certain annuity for at least 15 years.

The Withdrawal Charge will apply with respect to a Contribution if the condition as described in items 9, 10 and 11 above existed at the time the Contribution was remitted or if the condition began within the 12-month period following remittance.]

Charges Deducted from Annuity Account Value

Annual Administrative Charge (see Section 8.02):

The lesser of [$30.00] or 2% of account value plus any amount previously withdrawn during that contract year; waived at an account value of at least [$25,000] .We will waive the charge if the Annuitant is enrolled in Equitable’s Electronic Delivery service on the Contract Date Anniversary. Additionally, we will waive the Annual Administrative Charge when the Annuity Account Value of any other EQUI-VEST Contracts owned by the same person combined exceeds [$100,000] as determined in January of each year.

The preceding charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis on the last business day of each contract year. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special Dollar Cost Averaging (this will terminate the Special Dollar Cost Averaging program).

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Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract.

Transfer Charges (see Section 8.03)

Currently, the number of free transfers is unlimited, subject to the terms of Sections 4.01 and 8.03. However, we have the right to limit the number of free transfers to [12] transfers per Contract Year.

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2%] of each transaction amount] at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of [$35] for each transaction.

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract

Daily Separate Account Charge (see Section 8.05):

[1.20%]. This daily asset charge is for financial accounting and for death benefits, mortality risk, expenses, and expense risk that we assume.

Third Party Transfer Charge (see Section 8.08)

We will deduct a [$65] charge per occurrence for a direct transfer to a third party of amounts under the Contract or an exchange for another contract of another carrier on a pro-rata basis from the Variable Investment Options and the Guaranteed Interest Option. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special Dollar Cost Averaging (this will terminate the Special Dollar Cost Averaging program).

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Contract

Check Preparation Charge (see Section 9.05): Alternate Payment Method

We will pay all amounts due under the Contract by direct deposit to a bank account that accepts such deposits provided that you have given us authorization, and the information we need to initiate the deposit, in a form acceptable to us and received in good order. If you have not provided such authorization and information, we will make the payment by check drawn on a bank located in the United States (subject to any check preparation charge specified herein) or by any other method to which you and we agree. All payments will be made in U.S. Dollars. Any Check Preparation Charge will not exceed $85. The current charge is [$0.00].

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